Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER-TEL REJECTS MIHAYLO GROUP’S UNSOLICITED ACQUISITION PROPOSAL

TEMPE, Ariz., August 11, 2006 -- Inter-Tel (Delaware), Incorporated (Nasdaq: INTL), today announced that a Special Committee of its Board of Directors, with the assistance of its financial and legal advisors, has rejected as inadequate an unsolicited acquisition proposal from Steven G. Mihaylo and Vector Capital (the “Mihaylo Group”) to purchase all shares of Inter-Tel, other than those held by Mr. Mihaylo, for cash at a price of $22.50 per share.

The Special Committee concluded that the Mihaylo Group’s proposal does not reflect the intrinsic value of Inter-Tel and its advanced technology and consequently fails to provide appropriate value to all Inter-Tel shareholders. The Special Committee believes that the continued execution of management’s current long-term strategy, including the rollout of the exciting new Inter-Tel 5600 and version 2.0 software for the Inter-Tel 5000 family, the forthcoming introduction of the 7000 communications systems, and enhancements to Inter-Tel’s portfolio of advanced software applications represents a superior alternative for enhancing shareholder value. The Special Committee also believes that accepting the Mihaylo Group’s submitted offer, before the company has had the opportunity to fully implement its strategy, would deprive shareholders other than Mr. Mihaylo from realizing Inter-Tel’s intrinsic value, particularly in light of the Company’s significant recent investment in research and development (“R&D”) on these new products, software applications, and solutions.

While the Special Committee has complete confidence in management’s current long-term strategy, the Special Committee is committed to enhancing value for all Inter-Tel shareholders. Consistent with this commitment, Inter-Tel announced that the Special Committee has authorized UBS Investment Bank, the Company’s financial advisor, to review and explore various strategic options for the Company. The Company noted that there can be no assurance that any transaction will result from this effort or as to the terms thereof. The Company does not anticipate disclosure of developments with respect to the strategic review until the review has been completed.

The Special Committee, with the assistance of its financial and legal advisors, carefully considered the proposal from the Mihaylo Group. In making its unanimous decision to reject the proposal, the Committee considered, among other things:

•	The opinion provided by Houlihan Lokey Howard & Zukin financial advisor to the Special Committee;
•

That this is not the appropriate time to sell the company in light of the significant shareholder value expected to be delivered by the Company’s current long-term strategy, including the rollout of version 2.0 software for the Inter-Tel 5000 family of communication systems, the continued rollout of the Inter-Tel 5600 communications system, and the forthcoming introduction of the Inter-Tel 7000 standards-based multimedia business communications platform;

•	The Company’s significant recent investment in R&D to develop and enhance its products;
•	The recent enhancement of Inter-Tel’s call center applications to include multi-media contact center functionality;
•	Enhancements to the company’s presence management and multi-media collaboration applications;
•	The early indications of success with the new Lake products designed for the small office / home office (SOHO) market;
•	The Company’s favorable market position in light of the convergence and consolidation in its industry; and

•	Management’s ability to successfully execute the Company’s current long-term strategy and adapt to changes taking place in the industry.

The Special Committee is comprised of all members of Inter-Tel’s Board of Directors other than Mr. Mihaylo and his two designees on the Board. The Special Committee’s letter to Mr. Mihaylo regarding its determination will be filed with the Securities and Exchange Commission on Form 8-K.

Houlihan Lokey Howard & Zukin is acting as financial advisor to the Special Committee, UBS Investment Bank is acting as financial advisor to Inter-Tel, and Bingham McCutchen LLP is acting as legal advisor to the Special Committee.

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design, traffic provisioning, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,900 communications professionals, and services business customers through a network of 59 company-owned, direct sales offices and approximately 350 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934 including statements concerning the anticipated impact on shareholder value of the Company’s long term strategy, the timing and impact on shareholder value of new product announcements, releases and enhancements, the results of continued investment in research and development, the effect on the Company of convergence and consolidation trends in the industry, and the ability of management to execute the Company’s long term strategy and adapt to changes in the industry. Such statements are based on current assumptions that involve risks and uncertainties which could cause the actual results, performance, or achievements of the Company to be materially different from those described in such statements, including, market acceptance of new and existing products, software and services; dependence on continued new product development; product defects, timely and successful hiring and retention of employees; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; and availability of inventory from vendors and suppliers. For a further list and description of such risks and uncertainties, please see the risks factors contained in the Company’s Form 10-K, filed with the SEC on March 16, 2006, other subsequently filed current and periodic reports, and the Company’s most recent Form 10-Q dated August 9, 2006. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Media:

Steve Frankel / Jeremy Jacobs

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investors:

Alan Miller / Jennifer Shotwell

Innisfree M&A Incorporated

212-750-5833

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